NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:	Glen Donovan
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS HIGHER

SECOND-QUARTER 2010 EARNINGS

Company to Begin Share Repurchase

in Third Quarter

SAN DIEGO, Aug. 3, 2010 – Sempra Energy (NYSE: SRE) today reported second-quarter 2010 earnings of $222 million, or $0.89 per diluted share, up from earnings of $198 million, or $0.80 per diluted share, in 2009.

            Second-quarter 2009 earnings included a charge of $64 million, or $0.26 per diluted share, for an asset write-off at Sempra Pipelines & Storage.

            Sempra Energy’s earnings for the first six months of 2010 were $328 million, or $1.31 per diluted share, compared with $514 million, or $2.09 per diluted share, in 2009.  First-quarter 2010 earnings included a charge of $96 million after tax, or $0.38 per diluted share, for a proposed energy-crisis litigation settlement.

 “Our core businesses performed well in the quarter,” said Donald E. Felsinger, chairman and chief executive officer of Sempra Energy.  “Last month, we completed our transaction with J.P. Morgan to sell a major portion of our commodities joint venture – the first step in our exit from that business.  Our proceeds from the sale and other distributions will be approximately $1 billion.  Additionally, last month, San Diego Gas & Electric reached a significant milestone with receipt of the final major regulatory approval for its Sunrise Powerlink transmission line.  This project will increase electric grid reliability and create a new pathway for clean, renewable energy.”

Sempra Energy today also announced that the company will begin a $500 million accelerated share-repurchase program later this quarter.

SUBSIDIARY OPERATING RESULTS

San DiegoGas & Electric

            In the second quarter 2010, earnings for San Diego Gas & Electric (SDG&E) were $75 million, up from $70 million in last year’s second quarter.

            For the first six months of 2010, SDG&E earned $158 million, compared with $169 million during the same period last year.

            On July 13, SDG&E received approval from the U.S. Forest Service and now is moving forward with construction of the $1.9 billion Sunrise Powerlink transmission line project.  The U.S. Forest Service permit was the last major regulatory approval required for the project.  SDG&E previously received approvals from the California Public Utilities Commission and the federal Bureau of Land Management.

Southern California Gas Co.

            Southern California Gas Co. (SoCalGas) had second-quarter earnings of $69 million in 2010, compared with $65 million in the prior-year’s second quarter.

            SoCalGas’ earnings in the first half of the year increased to $134 million in 2010 from $124 million in 2009.

Sempra Generation

            Sempra Generation’s second-quarter earnings rose to $48 million in 2010 from $33 million last year, due primarily to additional renewable energy tax credits from new projects.  The gains from the tax credits in the most recent quarter were offset partially by lower earnings due to scheduled maintenance at two power plants and earthquake damage at the company’s Mexican plant.

            In the first half of 2010, Sempra Generation recorded a loss of $5 million, compared with earnings of $76 million during the same period last year.  In the first quarter 2010, Sempra Generation took a charge of $84 million related to a proposed energy-crisis litigation settlement.

            Sempra Generation has activated the first 18 megawatts (MW) at its 48-MW Copper Mountain Solar facility under construction near Las Vegas.  The facility is expected to be completed by year-end. Copper Mountain Solar and Sempra Generation’s adjacent El Dorado Solar facility together will employ about 1 million thin-film photovoltaic panels to produce a total of 58 MW of solar energy.  The power is being sold to Pacific Gas & Electric under 20-year agreements.

Sempra Pipelines & Storage

            In the second quarter 2010, Sempra Pipelines & Storage earned $39 million, compared with a loss of $27 million in the prior year’s quarter.  In the second quarter 2009, Sempra Pipelines & Storage recorded a charge of $64 million for the write-off of certain assets at Liberty Gas Storage.

            For the first six months of 2010, Sempra Pipelines & Storage’s earnings increased to $77 million from $10 million in the same period last year.

Sempra LNG

            Sempra LNG’s earnings in the second quarter 2010 were $13 million, compared with a loss of $12 million in the second quarter 2009, due to higher earnings from operations.   In the third quarter last year, Sempra LNG’s Louisiana receipt terminal began operations and a major supply contract commenced for the company’s Mexican receipt terminal.

            In the first half of 2010, Sempra LNG earned $45 million, compared with a loss of $19 million in the first half of 2009.

Sempra Commodities

            Sempra Energy’s commodity operations broke even in the second quarter 2010, compared with earnings of $85 million in last year’s second quarter, due primarily to lower results in crude oil, oil products and natural gas, as well as higher costs for employee retention.

For the first six months of 2010, Sempra Energy recorded a loss of $5 million in its commodity operations, compared with earnings of $199 million in the same period last year.

On July 1, Sempra Energy and the Royal Bank of Scotland completed the sale to J.P. Morgan of the RBS Sempra Commodities joint venture’s metals, oil, and European power and gas businesses for $1.6 billion.  Sempra Energy’s share of the proceeds from the sale was approximately $1 billion, including distributions of 2009 earnings.

In February, Sempra Energy announced its intention to exit the joint venture.  An active sales process is under way for the remaining North American operations of RBS Sempra Commodities. As stated previously, Sempra Commodities’ performance is not expected to improve significantly prior to completion of the sales process, because of low commodity prices and the disruptions caused by the sale.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 7403945.

            Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2009 revenues of more than $8 billion.  The Sempra Energy companies’ 13,800 employees serve about 29 million consumers worldwide.

Complete financial tables, including earnings information by business unit, are available on Sempra Energy’s Web site at http://www.sempra.com/downloads/2Q2010.pdf.

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “would,” ”could,” “should,” or similar expressions, or discussions of strategies, plans or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, California State Legislature, California Department of Water Resources, Federal Energy Regulatory Commission, Federal Reserve Board,  and other regulatory and governmental bodies in the United States and other countries where the company does business; capital market conditions and inflation, interest and exchange rates; energy and trading markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission.  These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on the company’s website at www.sempra.com.

Sempra Pipelines & Storage, Sempra Generation, Sempra LNG and RBS Sempra Commodities dba Sempra Energy Solutions and Sempra Energy Trading are not the same companies as the utility, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra Pipelines & Storage, Sempra Generation, Sempra LNG and RBS Sempra Commodities dba Sempra Energy Solutions and Sempra Energy Trading are not regulated by the California Public Utilities Commission.

###

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions, except per share amounts)	2010	2009	2010	2009
	(unaudited)
REVENUES
Sempra Utilities	$ 1,512	$ 1,316	$ 3,424	$ 2,958
Sempra Global and parent	496	373	1,118	839
Total revenues	2,008	1,689	4,542	3,797
EXPENSES AND OTHER INCOME
Sempra Utilities:
Cost of natural gas	(359)	(249)	(1,117)	(789)
Cost of electric fuel and purchased power	(129)	(129)	(277)	(300)
Sempra Global and parent:
Cost of natural gas, electric fuel and purchased power	(257)	(187)	(595)	(455)
Other cost of sales	(20)	(16)	(45)	(33)
Litigation expense	1	(4)	(167)	3
Other operation and maintenance	(616)	(582)	(1,192)	(1,105)
Depreciation and amortization	(215)	(189)	(425)	(372)
Franchise fees and other taxes	(77)	(69)	(167)	(151)
Write-off of long-lived assets	-	(132)	-	(132)
Equity earnings (losses):
RBS Sempra Commodities LLP	(16)	126	(9)	279
Other	8	2	16	9
Other income, net	8	70	16	73
Interest income	4	5	8	11
Interest expense	(103)	(79)	(212)	(161)
Income before income taxes and equity earnings of certain unconsolidated subsidiaries	237	256	376	674
Income tax expense	(59)	(90)	(117)	(199)
Equity earnings, net of income tax	27	23	46	39
Net income	205	189	305	514
Losses attributable to noncontrolling interests	20	12	28	5
Preferred dividends of subsidiaries	(3)	(3)	(5)	(5)
Earnings	$ 222	$ 198	$ 328	$ 514

Basic earnings per common share	$ 0.90	$ 0.82	$ 1.33	$ 2.12
Weighted-average number of shares outstanding, basic (thousands)	246,784	242,718	246,435	242,245

Diluted earnings per common share	$ 0.89	$ 0.80	$ 1.31	$ 2.09
Weighted-average number of shares outstanding, diluted (thousands)	249,727	247,090	249,835	246,039
Dividends declared per share of common stock	$ 0.39	$ 0.39	$ 0.78	$ 0.78

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Dollars in millions)	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 188	$ 110
Restricted cash	3	35
Accounts receivable	818	1,130
Due from unconsolidated affiliates	32	41
Income taxes receivable	196	221
Deferred income taxes	-	10
Inventories	151	197
Regulatory assets	82	54
Fixed-price contracts and other derivatives	77	77
Insurance receivable related to wildfire litigation	150	273
Other	176	147
Total current assets	1,873	2,295

Investments and other assets:
Restricted cash	27	-
Regulatory assets arising from fixed-price contracts and other derivatives	243	241
Regulatory assets arising from pension and other postretirement benefit obligations	967	959
Other regulatory assets	836	603
Nuclear decommissioning trusts	675	678
Investment in RBS Sempra Commodities LLP	1,956	2,172
Other investments	2,451	2,151
Goodwill and other intangible assets	538	524
Sundry	596	608
Total investments and other assets	8,289	7,936
Property, plant and equipment, net	18,924	18,281
Total assets	$ 29,086	$ 28,512

Liabilities and Equity
Current liabilities:
Short-term debt	$ 923	$ 618
Accounts payable	649	693
Due to unconsolidated affiliates	12	29
Deferred income taxes	2	-
Dividends and interest payable	181	190
Accrued compensation and benefits	220	264
Regulatory balancing accounts, net	525	382
Current portion of long-term debt	307	573
Fixed-price contracts and other derivatives	99	95
Customer deposits	138	145
Reserve for wildfire litigation	241	270
Other	754	629
Total current liabilities	4,051	3,888
Long-term debt	7,562	7,460

Deferred credits and other liabilities:
Due to unconsolidated affiliate	-	2
Customer advances for construction	147	146
Pension and other postretirement benefit obligations, net of plan assets	1,242	1,252
Deferred income taxes	1,466	1,318
Deferred investment tax credits	53	54
Regulatory liabilities arising from removal obligations	2,588	2,557
Asset retirement obligations	1,319	1,277
Other regulatory liabilities	156	181
Fixed-price contracts and other derivatives	326	312
Deferred credits and other	687	735
Total deferred credits and other liabilities	7,984	7,834
Contingently redeemable preferred stock of subsidiary	79	79
Equity:
Total Sempra Energy shareholders' equity	9,190	9,007
Preferred stock of subsidiaries	100	100
Other noncontrolling interests	120	144
Total equity	9,410	9,251
Total liabilities and equity	$ 29,086	$ 28,512

SEMPRA ENERGY
Table C

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

	Six months ended June 30,
(Dollars in millions)	2010	2009
	(unaudited)
Cash Flows from Operating Activities:
Net income	$ 305	$ 514
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	425	372
Deferred income taxes and investment tax credits	96	90
Equity earnings	(53)	(327)
Write-off of long-lived assets	-	132
Fixed-price contracts and other derivatives	14	(38)
Other	(6)	48
Net change in other working capital components	294	364
Distributions from RBS Sempra Commodities LLP	198	375
Changes in other assets	53	21
Changes in other liabilities	(19)	(26)
Net cash provided by operating activities	1,307	1,525

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(839)	(938)
Proceeds from sale of assets	-	179
Expenditures for investments and acquisition of businesses, net of cash acquired	(370)	(217)
Distributions from investments	36	9
Purchases of nuclear decommissioning and other trust assets	(159)	(99)
Proceeds from sales by nuclear decommissioning and other trusts	159	93
Other	6	(14)
Net cash used in investing activities	(1,167)	(987)

Cash Flows from Financing Activities:
Common dividends paid	(172)	(170)
Preferred dividends paid by subsidiaries	(5)	(5)
Issuances of common stock	22	28
Repurchases of common stock	(2)	-
Increase (decrease) in short-term debt, net	534	(612)
Issuances of debt (maturities greater than 90 days)	270	1,108
Payments on debt (maturities greater than 90 days)	(710)	(311)
Purchase of noncontrolling interest	-	(94)
Other	1	5
Net cash used in financing activities	(62)	(51)

Increase in cash and cash equivalents	78	487
Cash and cash equivalents, January 1	110	331
Cash and cash equivalents, June 30	$ 188	$ 818

SEMPRA ENERGY
Table D

BUSINESS UNIT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions)	2010	2009	2010	2009
	(unaudited)
Earnings (Losses)
San Diego Gas & Electric	$ 75	$ 70	$ 158	$ 169
Southern California Gas	69	65	134	124
Sempra Generation	48	33	(5)	76
Sempra Pipelines & Storage	39	(27)	77	10
Sempra LNG	13	(12)	45	(19)
Parent & Other	(22)	(16)	(76)	(45)
Earnings before Sempra Commodities	222	113	333	315
Sempra Commodities	-	85	(5)	199
Earnings	$ 222	$ 198	$ 328	$ 514

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions)	2010	2009	2010	2009
	(unaudited)
Capital Expenditures and Investments
San Diego Gas & Electric	$ 232	$ 366	$ 522	$ 595
Southern California Gas	102	115	216	227
Sempra Generation	1	10	5	13
Sempra Pipelines & Storage	350	227	460	328
Sempra LNG	2	71	4	142
Parent & Other	2	1	2	2
Eliminations(1)	-	(152)	-	(152)
Consolidated Capital Expenditures and Investments	$ 689	$ 638	$ 1,209	$ 1,155

(1)	In the second quarter of 2009, SDG&E purchased $152 industrial development bonds from Parent and Other.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
SEMPRA UTILITIES	2010	2009	2010	2009
Revenues (Dollars in millions)
SDG&E (excludes intercompany sales)	$ 688	$ 629	$ 1,429	$ 1,359
SoCalGas (excludes intercompany sales)	$ 824	$ 687	$ 1,995	$ 1,599

Gas Sales (bcf)	85	80	217	211
Transportation (bcf)	113	123	230	251
Total Deliveries (bcf)	198	203	447	462
Total Gas Customers (Thousands)			6,622	6,590

Electric Sales (Millions of kWhs)	3,763	3,968	7,818	8,132
Direct Access (Millions of kWhs)	764	750	1,484	1,490
Total Deliveries (Millions of kWhs)	4,527	4,718	9,302	9,622
Total Electric Customers (Thousands)			1,383	1,375

SEMPRA GENERATION
Power Sold (Millions of kWhs)	5,553	5,482	10,505	11,209

SEMPRA PIPELINES & STORAGE

(Represents 100% of the distribution operations of these subsidiaries, although subsidiaries in Argentina, Chile and Peru are not 100% owned by Sempra Energy. These subsidiaries are not consolidated within Sempra Energy and the related investments are accounted for under the equity method).

Natural Gas Sales (bcf)
Argentina	83	83	147	148
Mexico	5	4	11	9
Mobile Gas	8	7	18	16
Natural Gas Customers (Thousands)
Argentina			1,731	1,693
Mexico			90	93
Mobile Gas			90	94
Electric Sales (Millions of kWhs)
Peru	1,483	1,380	2,962	2,773
Chile	570	593	1,170	1,270
Electric Customers (Thousands)
Peru			877	851
Chile			586	569

SEMPRA ENERGY
Table E (Continued)

SEMPRA COMMODITIES

The following information for the Sempra Commodities segment includes information related to RBS Sempra Commodities LLP. The Sempra Commodities segment is composed primarily of the company's equity interest in RBS Sempra Commodities LLP, but also includes the results of Sempra Rockies Marketing.  The margin and financial data below represent the total results of RBS Sempra Commodities LLP as calculated under International Financial Reporting Standards (IFRS).

RBS Sempra Commodities LLP

Operating Statistics
(in millions of US dollars)
	Three months ended June 30,		Six months ended June 30,
RBS Sempra Commodities LLP - Joint Venture level margin(1)	2010	2009	2010	2009

Geographical:
North America	$ 180	$ 220	$ 292	$ 472
Europe/Asia	10	103	105	205
Total	$ 190	$ 323	$ 397	$ 677

Product Line:
Oil - Crude & Products	$ 9	$ 70	$ (4)	$ 193
Power	160	94	265	187
Natural Gas	(44)	67	(11)	145
Metals	41	81	102	135
Other	24	11	45	17
Total	$ 190	$ 323	$ 397	$ 677

Financial Information
(in millions of US dollars)
	Three months ended June 30,		Six months ended June 30,
RBS Sempra Commodities LLP	2010	2009	2010	2009

Fee income and trading revenue, net of selling costs	$ 190	$ 323	$ 397	$ 677
Operating and other expenses	(163)	(181)	(371)	(381)
Joint Venture distributable income	$ 27	$ 142	$ 26	$ 296

Joint Venture Total:
Preferred return on capital	$ 26	$ 84	$ 26	$ 161
Reversal of Q1 2010 loss	1	-	-	-
1st allocation - 70% Sempra / 30% RBS	-	58	-	135
Distributable income	$ 27	$ 142	$ 26	$ 296

Sempra's Share(2):
Preferred return on capital	$ 26	$ 60	$ 26	$ 119
Reversal of Q1 2010 loss	1	-	-	-
1st allocation - 70% Sempra / 30% RBS	-	41	-	94
Certain allocated costs	5	1	5	3
Distributable income	$ 32	$ 102	$ 31	$ 216

Sempra Commodities Earnings
	Three months ended June 30,		Six months ended June 30,
(in millions of US dollars)	2010	2009	2010	2009
Sempra share of distributable income - IFRS basis	$ 32	$ 102	$ 31	$ 216
U.S. GAAP conversion impact	(48)	24	(40)	63
Sempra equity earnings (losses) before income taxes - U.S. GAAP basis	(16)	126	(9)	279
Income tax (expense) benefit	14	(39)	15	(76)
Sempra equity earnings (losses) from RBS Sempra Commodities LLP	(2)	87	6	203
Other segment activity	2	(2)	(11)	(4)
Sempra Commodities earnings (losses)	$ -	$ 85	$ (5)	$ 199

(1)

Margin consists of operating revenues less cost of sales (primarily transportation and storage costs) reduced by certain transaction-related execution costs (primarily brokerage and other fees) and net interest income/expense.

(2)

After a 15% preferred return to Sempra and then a 15% return to RBS, Sempra receives 70% of the next $500 million and 30% of any remaining income on an annual basis. Losses are shared equally between Sempra and RBS.